Exhibit 99.(e)(6)

BROOKFIELD INVESTMENT FUNDS

FIFTH AMENDMENT TO THE

DISTRIBUTION AGREEMENT

THIS FIFTH AMENDMENT dated as of the [•]th of [•], 2018, to the Distribution Agreement, dated as of September 20, 2011, as amended and restated on November 15, 2013, November 1, 2014, May 29, 2015, and February 2, 2018 (the “Agreement”), is entered into by and between BROOKFIELD INVESTMENT FUNDS, a Delaware statutory trust (the “Trust”) and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein; and

WHEREAS, the parties desire to amend the Fourth Amended Exhibit A to the Agreement to add the Center Coast Brookfield Energy Infrastructure Fund;

NOW THEREFORE, pursuant to Section 11 of the Agreement, the parties hereby amend the Agreement as follows:

Fourth Amended Exhibit A of the Agreement shall be amended and replaced in its entirety by the Fifth Amended Exhibit A attached hereto.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

BROOKFIELD INVESTMENT FUNDS	QUASAR DISTRIBUTORS, LLC

By:	By:

Name: Brian F. Hurley	Name:

Title: President	Title:

Fifth Amended Exhibit A

to the Distribution Agreement — BROOKFIELD INVESTMENT FUNDS

Separate Series of Brookfield Investment Funds

Name of Series

Brookfield Global Listed Real Estate Fund

Brookfield Global Listed Infrastructure Fund

Brookfield U.S. Listed Real Estate Fund

Brookfield Real Assets Securities Fund

Brookfield Real Assets Debt Fund

Center Coast Brookfield MLP Focus Fund

Center Coast Brookfield Energy Infrastructure Fund